Exhibit 10.2

Execution Copy

THE HERTZ CORPORATION

BENEFIT EQUALIZATION PLAN

(as amended and restated effective October 22, 2014)

The Hertz Corporation originally adopted The Hertz Corporation Benefit Equalization Plan (the “Plan”) on January 1, 1996 to provide a select group of management and highly compensated employees a program supplementing benefits payable to them under The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Retirement Plan”). This Plan provides equalization benefits that cannot be provided under the tax qualified Retirement Plan because of limitations imposed by Sections 415 and 401(a)(17) of the Code.

The Plan has been subsequently amended to reflect changes to the Plan, including for purposes of complying with Code Section 409A.  Due to the corresponding freeze of the Retirement Plan as of December 31, 2014, the Plan is hereby amended and restated, effective as of the above date, in order to reflect the freezing of participation and accrual of benefits under the Plan as of December 31, 2014.

ARTICLE 1. - DEFINITIONS

Capitalized words and phrases used herein, but which are not defined herein, shall have the same meaning ascribed to them in the Retirement Plan. In addition, the following definitions shall apply for purposes of this Plan:

1.1	Beneficiary	-

The person designated in writing, on such form as the Committee may prescribe, to receive any benefits with respect to such Participant in the event of his or her death. Such beneficiary designation may be changed at any time (provided, however, that such designation may not be changed after the Participant’s commencement of benefits under the Plan in the form of a joint and survivor annuity form).

1.2	Code	-

The Internal Revenue Code of 1986, as amended from time to time, and applicable rules and regulations thereunder. Reference to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.3	Committee	-	The Hertz Benefits Committee (previously known as the Pension and Welfare Plans Administration Committee) appointed by the Company, or any successor to that committee.

1.4	Company	-	The Hertz Corporation, or any successor thereto.

1.5	Employee	-	An employee of the Company.

1.6	Equalization Benefit	-	The benefit payable to a Participant pursuant to this Plan. Due to the freeze of the Plan as of December 31, 2014, a Participant shall not accrue Equalization Benefits after such date.

1.7	Limitations	-	Limitations on benefits and compensation imposed on the Retirement Plan by Sections 415 and 401(a)(17) of the Code.

1.8	Participant	-	An Employee who meets the participation requirements of Article 2.

1.9	Retirement Plan	-	The Hertz Corporation Account Balance Defined Benefit Pension Plan, as amended from time to time.

1.10	SEP	-	The Hertz Corporation Supplemental Executive Pension Plan, as amended from time to time.

1.11	SERP I	-	The Hertz Corporation Supplemental Retirement and Savings Plan, as amended from time to time.

1.12	SERP II	-	The Hertz Corporation Supplemental Executive Retirement Plan, as amended from time to time.

ARTICLE 2. - PARTICIPATION IN THE PLAN

An Employee shall become a Participant if, on or after January 1, 1996, his Retirement Plan benefits are restricted by the Limitations; provided, however that: a) such Employee does not participate in the SEP or SERP I; and b) the senior human resources officer of the Company determines that such Employee is both (i) a member of a “select group of management or highly compensated employees” and (ii) eligible to participate in the Plan.  Notwithstanding the foregoing, participation under the Plan shall be frozen as of December 31, 2014, and no Employee shall become a Participant in the Plan after such date.

ARTICLE 3. - EQUALIZATION BENEFITS

3.1                                                       A Participant’s Equalization Benefit shall be equal to the difference between the amount that would have been credited to his “Cash Balance Account” under the Retirement Plan without regard to the Limitations and the amount actually credited to his Cash Balance Account.  A Participant’s Equalization Benefit shall be frozen as of December 31, 2014, and no Participant shall accrue any benefits under the Plan after such date; provided, however, the preceding shall not be construed to limit the adjustment in a Participant’s Equalization Benefit due to the continued crediting of interest credits under the Retirement Plan (for avoidance of doubt, such interest crediting adjustment is with respect to both his “Cash Balance Account” without regard to the Limitations and his actual Cash Balance Account).

3.2                                                       If no election is made in accordance with Section 3.3, and subject to Section 3.4, the Equalization Benefit shall be paid in a lump sum within 90 days following the later of the Participant’s attainment of age 55 or his separation from service.

3.3                                                       If the Participant, subject to Sections 3.4, 3.5 and 3.6, so elects in writing, in accordance with such rules and procedures as established by the Committee, his Equalization Benefit will be distributed as follows:

(a) on the date selected by the Participant for payments to be made (or commence), but not earlier than the later of his attainment of age 55 or his separation from service, nor later than the April 1st of the calendar year immediately following the calendar year in which he attains age 70½; and

(b) in the form of any option available under the Retirement Plan that the Participant selects.

Such election must be made by December 31, 2005 with respect to any Participant as of December 31, 2005. Any such Participant who fails to make a timely election under Section 3.3 will be deemed to have elected the time and method of payment of Section 3.2. The election of a new or current Employee first becoming a Participant after 2005 shall be made not later than January 30th of the calendar year following the calendar year in which the Participant first accrues an Equalization Benefit under the Plan; provided that an Employee who participates in SERP II and who thereafter becomes a participant in this Plan shall be deemed to have elected the same time and method of payment as applicable to his benefit under SERP II.

A Participant who made a timely election under this Section 3.3, or whose time and method of distribution is determined pursuant to Section 3.2, may elect to delay the date of distribution to another date permitted under (a) above or change the form of distribution to another form permitted under (b) above (such election, a “Subsequent Deferral Election”), provided that :

(a) such election will not take effect until at least 12 months after the date on which the election is made;

(b) such election must be made not less than 12 months prior to the date on which payment of such distribution would otherwise have been made or commenced (in the absence of such election); and

(c) the payment (commencement) date chosen must be not less than five years after the date that the distribution would have otherwise been made (or commenced).

Such Subsequent Deferral Election must be made in the manner specified by the Committee and in accordance with the subsequent deferral and anti-acceleration provisions of Code Section 409A(a)(4)(C) and related regulations. A Participant’s election among actuarially equivalent annuity forms available under the Plan (determined as permitted under the regulations promulgated under Code Section 409A) prior to the commencement date shall not be treated as a Subsequent Deferral Election and shall instead be immediately effective. In no event shall a Participant’s Subsequent Deferral Election result in a change to the time and method of distribution of benefits to the Participant under SERP I or SERP II.

3.4                                                       Notwithstanding any other provision of the Plan to the contrary, if at the time a Participant separates from service he is a “specified employee” of the Company, as defined in Code Section 409A(a)(2)(B) and related regulations, payment to him of benefits under the Plan cannot commence (or be made) until the latest of

(a) the lapse of six months following his separation from service (the “Six-Month Delay”);

(b) his attainment of age 55; or

(c) the date selected under Section 3.3(a).

To give effect to the Six Month Delay, all payments otherwise payable to the Participant during such six-month period shall be retained by the Company and shall be paid without interest within 30 days following the expiration of such six-month period.

3.5                                                       Notwithstanding anything in this Plan or the Retirement Plan to the contrary, in the event of the Participant’s death prior to commencement of Equalization Benefits under this Plan, the Participant’s Equalization Benefit under this Plan shall automatically be paid to the Participant’s Beneficiary in the form of a lump sum distribution within 90 days following the Participant’s death.

3.6                                                       If at the time a Participant separates from service the present value of his Equalization Benefit does not exceed $10,000, and subject to Section 3.4, his benefits shall be distributed in a lump sum payment in cash within 90 days following the later of the Participant’s attainment of age 55 or his separation from service.

3.7                                                       A Participant may request the withdrawal of such portion of his Supplemental Benefit (not in excess of the total vested amount of such benefits) as is needed to satisfy an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii). Such withdrawal may include taxes reasonably anticipated to be incurred as a result of such withdrawal. An “unforeseeable emergency” means a severe financial hardship resulting from the illness or accident of the Participant, his spouse, or his dependent (as defined in Section 152(a) of the Code); loss of his property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond his control. The Committee will make the determination of “unforeseeable emergency,” in accordance with the provisions of this Section 4.7. The following provisions apply to withdrawals for “unforeseeable emergency”:

(a) The unforeseeable emergency must require a withdrawal of at least $5,000.

(b) A Participant must submit to the Committee a withdrawal request, in accordance with such uniform and nondiscriminatory procedure as may be established by the Committee.

(c) The Committee shall determine whether a withdrawal request conforms to the requirements described in this Section 4.7 and shall notify the Company of any payments to be made in a timely manner. The Committee’s decision to allow a Participant to withdraw all or part of his Supplemental Benefit in connection with an “unforeseeable emergency” will be based on the facts and circumstances of each case; provided, that in no event will an event constitute an “unforeseeable emergency” hereunder if such event is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation would not cause severe financial hardship). Any request to make a withdrawal by a member of the Committee may be approved only by disinterested members of the Committee.

(d) The Company will make a single sum cash payment to the Participant within 90 days following approval of a withdrawal request under this Section 4.7.

3.8                                                       Participation in the Plan shall cease when all the Participant’s benefits have been distributed.

ARTICLE 4. - ADMINISTRATION

The Plan shall be administered and interpreted by the Committee. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.

ARTICLE 5. - FUNDING

The benefits payable under this Plan shall constitute an unfunded obligation and an unsecured promise of the Company.  The Plan constitutes a mere promise by the Company to make Equalization Benefit payments in the future.  Nothing in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.  Payments shall be made, when due, from the general funds of the Company.  Anything in this Article 5 to the contrary notwithstanding, the Company may establish a grantor trust (or other investment or holding vehicle permitted under Code Section 409A) to assist it in meeting its obligations under the Plan and may provide for such investments in connection therewith, including the purchase of insurance or annuity contracts, as it may deem desirable; provided that any such assets and investments of the grantor trust shall be subject to the claims of the Company’s general creditors.  No person eligible for a benefit under this Plan shall have any right, title, or interest in any assets held to assist the Company to pay Equalization Benefits or in any particular assets of the Company, and any such person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

ARTICLE 6. - AMENDMENT AND TERMINATION

6.1                                                       While the Company intends to maintain this Plan in conjunction with the Retirement Plan for so long as desirable, the Company reserves the right to amend or to terminate this Plan by action of its Board of Directors (or its delegate), in its sole discretion, for whatever reason it may deem appropriate but subject to the requirements of Code Section 409A. No amendment to or termination of the Plan, however, shall reduce the Equalization Benefits accrued as of the effective date of such amendment or termination.

6.2                                                       References herein to a Participant’s “separation from service” or “termination of employment” (and corollary terms) with the Company shall be construed to refer to a Participant’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. For avoidance of doubt, whenever a provision under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event that the Company reasonably determines that any provision of this Plan is subject to and does not comply Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that in no event shall any provision of this Plan be construed to guarantee any particular tax treatment of benefits payable under the Plan or to constitute an indemnification of any Participant or Beneficiary by the Company for a violation of Section 409A of the Code. In addition, the Company reserves the right, after additional guidance is issued with respect to Code Section 409A and on a uniform basis, by amendment or otherwise, to permit new or modified Participant elections, to declare Participant elections void or to take any other actions the Company deems necessary or desirable in order to conform such Participant elections to guidance issued pursuant to Code Section 409A or to achieve the goals of the Plan without having an adverse tax impact on Participants under Code Section 409A.

6.3                                                       Upon termination of the Plan, the Company shall continue to pay benefits hereunder as they become due pursuant to Article 3 as if the Plan had not terminated, provided that , the Company may terminate the Plan and make lump sum distributions of the benefits of Participants only in any circumstances permitted under Code Section 409A. After Participants and their Beneficiaries are paid the Plan benefits to which they are entitled, the obligations of the Company shall be satisfied and Participants and their Beneficiaries shall have no further claims against the Plan, the trust (if any), the Company or any affiliated company.

ARTICLE 7.- CLAIM AND APPEAL PROCEDURE

7.1                                                       Claims for benefits under the Plan shall be submitted in writing to the Committee (or its delegate) on a form prescribed for such purpose. Within 90 days after its receipt of any claim for a benefit under the Plan, the Committee (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Committee (or its delegate) determines that special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed. If a claim for benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a) the specific reason or reasons for such denial;

(b) specific references to Plan provisions upon which the denial is based;

(c) a description of any additional material or information which may be needed to perfect the request, including an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

7.2                                                       Any claimant whose claim for benefits has been denied by the Committee (or its delegate) may appeal to the Committee for a review of the denial by making a written request therefor within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he chooses, request a representative to make such written submissions on his behalf. The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.

Within 60 days after receipt of a request for an appeal, the Committee shall notify the claimant in writing of its final decision. If the Committee determines that special circumstances require additional time for processing, the Committee may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on appeal, the Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

(a) the specific reason or reasons for the adverse determination on appeal;

(b) the specific Plan provisions on which the denial of the appeal is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

ARTICLE 8. - GENERAL PROVISIONS

8.1                                                       Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper. Notwithstanding the preceding sentences:

(a) If a Participant becomes entitled to a distribution of benefits under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, the Company may offset such amount owed to it against the amount of benefits otherwise distributable from the Plan. Such determination shall be made by the Committee after notification from the Company.

(b) The Committee shall establish such procedures as it deems appropriate with respect to domestic relations orders, as defined in Code Section 414(p)(1)(B), pertaining to the Plan. No payment shall be made under such a domestic relations order unless the order complies with the procedures established by the Committee.

8.2                                                       To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with the defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s responsibilities under any applicable law. This shall not include actions which may be held to include criminal liability under applicable law. The provisions of this Section 8.2 shall survive termination of the Plan.

8.3                                                       If a Participant or Beneficiary entitled to receive any Equalization Benefit is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of such Equalization Benefit will be made to the duly appointed legal guardian or representative of such minor incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.4                                                       The Company shall have the right to deduct from any Equalization Benefit payments any taxes required to be withheld with respect to such payments.  A Participant or Beneficiary shall, as a condition to receiving benefits under the Plan, be obligated to provide the Committee with such information as the Committee shall require in order determine benefits under the Plan or otherwise administer the Plan.

8.5                                                       Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of any of its employees, with or without cause, and with or without notice, at any time, at the option of the Company.

8.6                                                       Any masculine personal pronoun shall be considered to mean also the corresponding female or neuter personal pronoun, as the context requires.

8.7                                                       The provisions of this Plan shall be construed in accordance with the laws of the State of Delaware (without regard to its conflict of laws) and applicable federal law.